Exhibit 99.1

Sphere 3D Corp. Signs Letter of Intent to Acquire a 12.5 MW Site in Iowa Featuring Average Sub -4c Energy, Set to be Operational by December 2024

Stamford, CT - (Newsfile Corp. - September 9, 2024) - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D"), a Bitcoin mining company, announces the development of a 12.5 MW site in Iowa.

  12.5 MW site with anticipated average of sub ~4 cent power
  Facility estimated to be ready beginning of December
  Managed services agreement with Simple Mining for 3 years to manage site

Sphere 3D has partnered with Simple Mining LLC to engineer, develop, and operate the site. Additionally, Sphere 3D will enter into a Managed Service Agreement ("MSA") with Simple Mining to operate the site on behalf of Sphere 3D. The MSA is a three-year contract, with the option to renew or terminate annually.

This accomplishes Sphere 3D's goal of reducing third-party hosting exposure through vertical integration to position the company for optimal outcomes, increasing the asset base, and reducing marginal cost to mine. This carefully considered move marks a significant step towards achieving sustainable growth and long-term success for Sphere 3D.

"By taking this step, the company is better positioned to streamline its operations, leading to improved operational efficiencies and reduction in marginal cost to mine, ultimately increasing profitability and shareholder value." said Patricia Trompeter, CEO of Sphere 3D. "Using existing working capital allows us to maintain our debt free status while executing our long-term strategy of owning our own data centers and refreshing the fleet.  We are taking the approach to grow steadily so we can learn along the way before we run. We continue to be dedicated to long-term solutions that drive shareholder value."

Simple Mining, established in 2020, has rapidly grown from a technology repair business to a major player in the Bitcoin mining industry. Currently managing 40MW, they have a pipeline to have an additional 25MW online by 2024, and over 100MW in 2025.  Operations today include 40MW across various sites, including 30MW at three owned locations and 10MW managed for clients. Central to Simple Mining's operations is its commitment to customer service and operational excellence, realized through proprietary operational software and a custom dashboard that enhances transparency and communication by providing real-time performance metrics and maintenance updates. The company also maintains a repair center servicing large public and private entities across the U.S., supporting an impressive 98% average uptime across all sites since inception, showcasing Simple Mining's dedication to operational excellence and reliability.

"After careful evaluation of multiple sites and providers, we decided to work with Simple Mining who we have been hosting with in 2024. Their track record, operational excellence, and financial position makes them a perfect partner for our growth," said Patricia Trompeter, CEO of Sphere 3D.

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contact

Kurt Kalbfleisch CFO, Sphere 3D
Investor.relations@sphere3d.com